Exhibit 99.3

                 2Q 2004 EARNINGS CONFERENCE CALL
      Remarks of Robert E. Raymond, Senior Vice President and
               President, Consumer Business Services

                         January 28, 2004



Good morning. In the next few minutes, I'm going to review Q2 performance of one of the key units in our Consumer / Business
Services group - Books Are Fun.


Books Are Fun is North America's leading display marketer. Each year, our 1,000 independent sales representatives offer quality books and gifts at discount prices through displays and fairs at over 100,000 workplace locations throughout the U.S. and Canada. Our products include bestsellers, children's storybooks and classics, children's educational books, stationery, home and gardening books, cookbooks, inspirational and multi-cultural books, toys, gift items, audio CDs, and sports and health books.


Books Are Fun has been a growth driver for Reader's Digest over the past few years, but this Fall was a disappointment. I'd like to review those results, some of the issues we had to deal with and tell you what we are doing to address them.


We divide our Books Are Fun sales divisions into three groups - School Display, Book Fairs, and our newer lines of business. The third group includes sales divisions focusing on small businesses, Day Care Centers and our new Art, Jewelry, and Bath & Beauty Fairs. Our challenges this fall mostly occurred in our School Display and Book Fair Divisions.


Books Are Fun is a product driven sales company - when we have great products, sales spike.


In our School Display division, product shortages hampered sales across the country. The shortages resulted from a tighter inventory plan. Some of the new products we introduced this fall sold at a faster rate than expected, resulting in inventory shortages which held back further sales.


The second quarter includes a focused 11-week selling period for
Books Are Fun and our reps.   Inventory shortages are a painful
event. . If our representatives see that they are running out of product, they tend to minimize their display of the product to new accounts - so they don't have to disappoint customers. This inventory shortage caused a painful drop in sales early in the Q2 selling period.


When we saw the product sales rates spike in October, we moved quickly to deal with inventory shortages by bringing in new products. As a result, our School Division sales grew +3% in the month of December, when sufficient inventory was available. Not a strong performance, but it did demonstrate to us that we understood the issues and could address them. We're starting off the new season now, and after two weeks results, we're all breathing a little bit easier that we see positive signs in our School Division indicating sales growth back on track. In the current quarter, for the first two weeks of the selling season, school sales are up trending ahead 8% percent, with the most recent week up +11%.


While we made a short-term fix, we also addressed longer-term issues to strengthen our buying practices and inventory management. These changes include new book buyer management and a major project to look at our inventory allocation methods which we'll be undertaking this spring. We're also re-engineering our test process to make sure that we get more reliable and projectable results


Our Book Fair Division sales results also declined against a very strong year-ago base. Here average sales per fair and the total number of fairs dropped versus year-ago.


We believe that sales per fair fell because of the twin effects of fewer customers per account - due to layoffs and downsizings - and poorer performing product selection. In several key product categories, our new products this fall did not sell at the rates we experienced last fall. We've taken action to bring in new products for Spring which we believe will spark consumer interest. Some examples include cookbooks addressing the low-carb craze, a novel health item, and a set of regional titles which have tested very well.


While our sales per fair declined versus year-ago, our reps also ran about 6% fewer fairs. We attribute this miss to two factors: (1) rep turnover in some of our key territories and (2) office vacancies and layoffs which prevented our reps from booking as many fairs as we had targeted. We experienced more rep turnover than expected early in the Fall, and despite our best efforts, we were unable to recruit and start-up new reps during the busy Fall season. We are hard at work filling these openings. More importantly, we are implementing a total overhaul and strengthening of our recruiting process to begin this Spring. Being a Books Are Fun book fair rep is a very attractive opportunity for the right entrepreneur.


To drive fair bookings over the next twelve months, we introduced a new incentive program to help our reps book more fairs and gain new accounts - against which we're seeing good early acceptance.


We believe we can get our Book Fair business firmly back on a growth track. We have an outstanding Sales team backed up by creative buyers. We're putting in new incentive plans and re-focusing our marketing efforts to drive fair growth. We're recruiting new reps to fill vacancies and reach the potential sales we know are out there. Through January, we've increased our rep count +6% versus the +10% target for the year. I'm hopeful, focused, but cautious as I look at the weather map.


Now that I've talked about Q2, I would like to conclude by briefly discussing our growth strategy for Books Are Fun. In summary, it has four parts - growing our larger, established divisions through more events and unique products; expanding proven new formats; testing new initiatives; and finally - improving our executional performance to drive sales and improve margins.


Some of the highlights:

  - In our larger divisions - School Displays and Book Fairs - we see the potential for more sales and events per account by using promotions and incentives more consistently. Our new Book Fair bonus program is an example of this type of program. We continue to believe there is additional potential to gain new accounts in these areas.

  - In the product area, we've worked hard with other Reader's Digest divisions to develop unique books and gifts to offer through Books Are Fun. This includes some tremendous successes like the Movie Theater books from Reader's Digest Children's Publishing and the Best of Country Cooking from Reiman Publications.

  - We're expanding proven new formats, such as our Bath & Beauty Collection - a fair with a wide selection of premium cosmetics, and personal care products at great prices. This event has shown great success in sales per fair and consumer acceptance. We're in the process of rolling it out. Our new lines of business grew +42% versus year-ago in the second quarter.

  - We're testing new initiatives, including home parties and targeted Book Fairs, such as our Faith Book Fairs in Churches.

  - And we have a major IT project underway to improve our sales reporting and tracking, allowing our reps and us to have quicker, more accurate sales information to deploy inventory more effectively and avoid the problems we faced in the second quarter.


In conclusion, while we've had a disappointing Q2 result, we remain optimistic. My personal optimism comes from my day-to-day experience with the Books Are Fun management team, led by President Joel Feigenbaum and CFO Larry Camp, and the strong buying and sales management team. And moreover, and most importantly, I am grateful for the efforts of our 1,000 reps across the country whose personal drive for success will propel our sales forward.